Exhibit 99.1

News Release
Contact:	Linda McNeill
Bristow Group Inc.
(713) 267-7622

BRISTOW GROUP ENTERS INTO NEW $200 MILLION SEVEN-YEAR EQUIPMENT FINANCINGS

HOUSTON, November 14, 2016 – Bristow Group Inc. (NYSE: BRS) and its subsidiaries announced today that it has entered into two seven-year GBP denominated secured equipment financings for an aggregate $200 million USD equivalent with Lombard, part of The Royal Bank of Scotland. The proceeds from the financings will be used to finance eight search and rescue (SAR) helicopters being utilized for the SAR contract with the U.K. Department for Transport.

“We would like to thank Lombard and The Royal Bank of Scotland for their support of Bristow. Nine of ten U.K. SAR bases are operational now and the final base is expected to be operational in mid-2017. These credit facilities increase our liquidity, term out debt through 2023, and demonstrate our access to capital as a leader in industrial aviation. We will continue to prudently manage our liquidity and balance sheet as we successfully manage through the current oil and gas industry downturn,” said Bristow President and Chief Executive Officer Jonathan E. Baliff.

The credit facilities are expected to fund no later than the first quarter of calendar year 2017 and are subject to both U.K. and U.S. governmental approvals. Upon funding, the credit facilities will have seven-year terms with balloon payments at maturity, and Bristow’s obligations will be secured by SAR helicopters, with one credit facility secured by three Sikorsky S-92 helicopters and the other credit facility secured by five Leonardo AW189 helicopters.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding the funding of the facility, our liquidity and our balance sheet management and the timing for opening SAR bases. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings, including but not limited to the company’s annual report on Form 10-K for the fiscal year ended March 31, 2016. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

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